UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

SANDRIDGE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33784	20-8084793
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Robert S. Kerr Avenue Oklahoma City, Oklahoma		73102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 429-5500

Not applicable.

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

SandRidge Energy, Inc. (the “Company”) has determined to cancel the Special Meeting of Stockholders previously scheduled on November 6, 2015 (the “Special Meeting”) and to delay the consideration of the matters proposed until the Company’s 2016 Annual Meeting of Stockholders. The Company scheduled the Special Meeting to consider a proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split for the purpose of increasing the price of the Company’s common stock in order to regain compliance with the New York Stock Exchange (the “NYSE”) continued listing requirements. To regain compliance with the listing requirement, the Company’s common stock must have a closing price of at least $1.00 and an average closing price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month. While the Company intends to regain compliance with the listing requirement, the Board has now determined that it is in the best interests of stockholders to cancel the Special Meeting. To the extent necessary, the Company will seek stockholder approval at its 2016 Annual Meeting of Stockholders with respect to actions it may pursue to regain compliance with the NYSE listing requirement.

As previously reported, on July 23, 2015, the Company received a notice from the NYSE that it was in noncompliance with the listing requirement, and that it has until January 25, 2016 to regain compliance, subject to compliance with other continued listing requirements, after which the NYSE will commence suspension of trading and delisting procedures. According to the NYSE’s rules, if the Company determines that it will cure the stock price deficiency by taking an action, such as implementing a reverse stock split, that will require approval by its stockholders, the deadline will extend to promptly after its 2016 Annual Meeting of Stockholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)

Date: October 28, 2015

	By:	/s/ Philip T. Warman
Philip T. Warman Senior Vice President, General Counsel and Corporate Secretary